Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS ANNOUNCES AGREEMENT TO SELL MEMORIAL

HOSPITAL AND CONVALESCENT CENTER IN ADEL, GA

Atlanta, GA (March 9, 2012) — SunLink Health Systems, Inc. (NYSE:Amex: SSY) today announced that it has signed an agreement for the sale of its Memorial Hospital of Adel and Memorial Convalescent Center to The Hospital Authority of Tift County. The transaction is subject to a number of conditions, including buyer due diligence and lender approvals, and is expected to close in SunLink’s first fiscal quarter of 2013.

Robert M. Thornton, Jr., chairman and chief executive officer of SunLink, commented, “This sale would further enable us the flexibility to concentrate on several of our key corporate and operational objectives and, we believe, better reflect the value inherent in our hospital portfolio. This transaction should also allow us to focus more sharply on our core operating strategy of being a quality healthcare provider to exurban and rural communities in which the company’s other facilities are located. We are confident this sale should significantly benefit SunLink and its shareholders.”

The sale of the assets of Memorial for approximately $8.3 million, less estimated sale expenses, is expected to result in net proceeds of approximately $7.5 million to be used to pay down senior debt.

Excluding Memorial, SunLink Health Systems, Inc. currently operates five community hospitals and related businesses in the Southeast and Midwest, and a specialty pharmacy company in Louisiana. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc, please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.